Exhibit 4.11

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 3rd day of August, 2011, by and among Exa Corporation, a Delaware corporation (the “Company”), Fidelity Ventures Limited (“FVL”), InfoTech Fund I LLC (“InfoTech”), FMR LLC (“FMR” and together with FVL and InfoTech, the “Fidelity Entities”) and other Stockholders set forth on Schedule A1 hereto (the “Stockholders”).

RECITALS

WHEREAS, Mr. Paul Mucci (“Mr. Mucci”) is currently serving on the board of directors of the Company (the “Board”);

WHEREAS, the Company desires to undertake an initial public offering (“IPO”) pursuant to a registration statement on Form S-1 (the “Registration Statement”), in anticipation of which Mr. Mucci intends to resign from the Board2; and

WHEREAS, if the IPO is not consummated by the IPO Termination Date (as defined below), the Parties hereto desire to provide that FVL shall have the right to fill the vacancy on the Board created by Mr. Mucci’s resignation.

WHEREAS, the Fidelity Entities and the Company are entering into that certain side letter pursuant to which the Company has agreed to register certain shares of the Company’s common stock $.001 par value per share in the Registration Statement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. Board of Directors.

1.1. Board Appointment. In the event of (i) the withdrawal of the Registration Statement or abandonment of the IPO by the Company, as evidenced by the failure of the Company to file any responsive amendment to the Registration Statement for a period of 60 days following the receipt of the most recent comment letter from the staff of the Securities and Exchange Commission with respect thereto, or (ii) the failure of the Company to enter into a definitive underwriting agreement for the IPO by March 31, 2012 (an “IPO Termination”), the Company shall cause a special meeting of stockholders to be called no later than ten (10) business days thereafter for the purpose of electing a director to the Board as designated in writing by FVL. Each Stockholder agrees to vote, or cause to be voted, at any such special meeting or by written consent in lieu thereof all shares of common stock and preferred stock of the Company owned by such Stockholder or over which such Stockholder has voting control (collectively, the “Shares”), in whatever manner as shall be necessary to ensure that following an IPO Termination, one person designated by FVL (the “FVL Designee”) who, if other than Mr.

[1]	Include appropriate other stockholders so that, together with FMR, they hold sufficient voting power for the election of a director.
[2]	Such resignation to be effective immediately prior to filing of S-1.

1

Mucci, shall be reasonably acceptable to the Board of Directors is elected to the Board, including, if necessary, to amend the By-Laws of the Company to create an additional vacancy on the Board and to fill such vacancy with one person designated by FVL.

1.2. Observer Rights. Following the effective date of this Voting Agreement, the Company shall invite a representative of FVL designated by FVL who, if other than Mr. Mucci, shall be reasonably acceptable to the Board of Directors to attend all meetings of its Board and any committees thereof of which Mr. Mucci was a member at the time of execution of this Agreement in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that as a condition precedent to the foregoing such representative shall execute a non-disclosure agreement in form and substance reasonably acceptable to the Company; and provided further, that the observation rights described herein shall be qualified, and the FVL representative shall recuse himself from any meeting of the Board of Directors, to the extent necessary, in the opinion of counsel to the Company, to avoid any waiver of the attorney-client privilege with respect to any matter that could be materially injurious to the interests of the Company. Such observation rights shall terminate and be of no further force or effect upon termination of this Voting Agreement pursuant to Section 3 below.

1.3. Consent. All Stockholders agree to execute any written consents required to perform the obligations of this Agreement.

2. Remedies.

2.1. Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the director as provided in this Agreement.

2.2. Irrevocable Proxy and Power of Attorney. Each Stockholder hereby constitutes and appoints as the proxy of the party and hereby grants a power of attorney to Paul Mucci, with full power of substitution, solely with respect to the matters set forth in Section 1.1 to authorize such person to vote in the manner specified in Section 1.1 on such matters. In addition, each Stockholder hereby authorizes such proxy to represent and to vote, if and only if the Stockholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in the manner specified in Section 1.1. Such proxy and powers of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Stockholders in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 3 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the voting of the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 3 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, solely with respect to any of the matters set forth herein.

2.3. Specific Enforcement. Each party acknowledges and agrees that each of the Fidelity entities will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Fidelity Entities shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.4. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the Company’s IPO, (b) the consummation of a deemed liquidation event of the Company in accordance with the final sentence of Article Fourth.(I).4A of the Company’s Certificate of Incorporation, and (c) appointment of the FVL Designee as a director of the Company by action of the Board of Directors, or (d) a special meeting (or action by written consent) of the stockholders of the Company pursuant to which the representative of FVL is appointed to the Board pursuant to Section 1.1.

4. Miscellaneous.

4.1. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2. Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

4.3. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, provided a copy is also sent via email, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, provided a copy is also sent via email. All communications shall be sent to the respective parties at their address as set forth on the signature page or Schedule A hereto with copies to counsel as therein indicated, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.5.

4.6. Consent Required to Amend, Terminate or Waive. This Agreement may not be amended or terminated and the observance of any term hereof may not be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of FVL.

4.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.8. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.9. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other previous written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.10. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.11. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.12. Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the Commonwealth of Massachusetts and to the jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

4.13. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

EXA CORPORATION

By:	/s/ Stephen Remondi
Name: Title:

FIDELITY VENTURES LIMITED Fidelity Capital Associates, Inc., its general partner

Signature:	/s/ Paul L. Mucci
Name:	Paul L. Mucci

INFOTECH FUND I LLC By: Star Horizon Management LLC, its manager

Signature:	/s/ Paul L. Mucci
Name:	Paul L. Mucci

FMR LLC

Signature:	/s/ Steven F. Schiffin
Name:	Steven F. Schiffin

Address: with a copy for notices to: McDermott Will & Emery LLP 340 Madison Ave. New York, NY 10173 Attn: David Goldman, Esq. Fax: (212) 547-5444

BOSTON CAPITAL VENTURES III, LIMITED PARTNERSHIP

By:	/s/ Johan van der Goltz

BOSTON CAPITAL VENTURES IV, LIMITED PARTNERSHIP

By:	/s/ John J. Shields, III